Exhibit 99.1

HUDSON TECHNOLOGIES REPORTS SECOND quarter 2026 reSults

Second quarter revenue grew 8% driven by strong volume

Posts trailing twelve month double-digit volume growth

Operations fully restored at tornado impacted facility

Announces Icorium partnership

Maintains unlevered balance sheet with $25.6 million cash position

WOODCLIFF LAKE, NJ – AUGUST 5, 2026 – Hudson Technologies, Inc. (NASDAQ: HDSN) announced results for the second quarter and six months ended June 30, 2026.

Second Quarter 2026 Financial Highlights:

•	Revenues of $78.3 million

Sales Volume +12%

Pricing -6%

•	Gross Margin of 26%
•	Net income of $4.9 million
•	Diluted EPS of $0.12

Ken Gaglione, President and Chief Executive Officer of Hudson Technologies, commented, “Our selling season is underway and second quarter sales revenue and volume growth exceeded expectations despite significant headwinds in the quarter, including a continued trough in HFC market prices and inflationary pressures. We continued to deliver for our customers driving our second 2026 sequential quarter of double-digit volume growth. In fact, our trailing twelve months volume is up double-digits. We also continued our efforts towards reinvigorating our focus on long-term shareholder value creation, announcing a preliminary agreement for a major partnership for advanced separation technology and making investments in our plants that will expand capacity and capability.

“As disclosed previously, one of our Illinois facilities experienced an operational disruption in mid-June due to tornado damage. We are happy to report there were no injuries to our people, and the facility was quickly restored to pre-storm output with only minimal interruption to our customers. We are very grateful to our team for restoring operations and their determination to service our customers despite production disruptions. All costs to restore the facility and related business interruption are expected to be covered through insurance.

“Following the close of the quarter, we announced our intention to partner with Icorium, an advanced separation technology company based in Kansas, to commercialize and scale their patented extractive distillation technology as an important component of Hudson’s operational excellence strategy. This exciting technology complements and advances conventional fractional distillation by increasing the ability to purify more complicated refrigerant mixtures with greater productivity and efficiency. Converting more recovered refrigerant into saleable product unlocks working capital and creates a new competitive edge as the industry phases out conventional refrigerants.

“We are encouraged by our progress in the areas we can control, including driving trailing-twelve-month double digit sales volume growth, generating cash, and executing our long-term growth and diversification strategy. As we move through the second half of the year, we continue to focus on revenue growth and improving quarterly operating margins. At the same time, we remain committed to making strategic investments to further our reinvigorated focus on longer-term initiatives to increase shareholder value through operational excellence, ensuring we have the right team in place, and evaluating and acting on strategic diversification opportunities that strengthen our competitive advantage today and reduce our exposure to seasonality in the future,” Mr. Gaglione concluded.

Three Months Results

For the quarter ended June 30, 2026, Hudson reported:

•	Revenue was $78.3 million, up 8% from $72.8 million in the comparable 2025 period reflecting a 12% increase in sales volume, partially offset by 6% lower selling prices compared with the prior-year period where all refrigerant market prices rose as a result of supply chain constraints related to the EPA mandated transition to HFO refrigerants.
•	Gross margin was 26%, compared with 31% in the second quarter of 2025. The decline in gross margin was two-fold, reflecting 6% lower refrigerant market pricing related to the previously noted increase in refrigerant prices in the 2025 quarter and increased operating costs primarily in fuel from geopolitically driven inflationary pressure.
•	Selling, general and administrative expenses increased to $12.4 million from $9.3 million in the second quarter of 2025. The increase in SG&A expenses was two-fold, reflecting costs related to the optimization of the recently launched ERP system as well as legal expenses incurred related to the Company’s DLA contract. Second, the Company increased staffing and consulting resources that reflect the Company’s newly reinvigorated focus on longer-term initiatives to increase shareholder value.
•	Net income was $4.9 million, or $0.12 per basic and diluted share, compared with $10.2 million, or $0.23 per basic and diluted share, in the second quarter of 2025.

Six Months Results

For the six months ended June 30, 2026, Hudson reported:

•	Revenue was $138.5 million, up 8% from $128.2 million in the first six months of 2025 reflecting a 17% increase in sales volume, partially offset by a 7% decline in selling prices compared with the prior-year period where all refrigerant market prices rose as a result of supply chain constraints as described above.
•	Gross margin was 23%, compared to 27% in the first six months of 2025. The decline in gross margin was two-fold, reflecting lower refrigerant market pricing related to the previously noted increase in refrigerant prices in the 2025 period and increased operating costs primarily in fuel costs as described above.
•	Selling, general and administrative expenses increased to $22.0 million from $17.4 million in the first six months of 2025. The increase in SG&A expenses was related to the increased operational, legal and staffing and consulting costs that impacted the second quarter.
•	Net income was $5.3 million, or $0.13 per basic and $0.12 per diluted share, compared with $12.9 million, or $0.29 per basic and $0.28 per diluted share, in the first six months of 2025.

At June 30, 2026 the Company reported $25.6 million in cash and cash equivalents.

Full Year Gross Margin Guidance

With its visibility today, and the expectation of continued subdued refrigerant market pricing and inflationary pressures through the close of 2026, the Company is revising its previously announced full year 2026 gross margin target from mid-twenty percent to low-to-mid-twenty percent.

Conference Call Information

Hudson Technologies will host a conference call and webcast today, Wednesday, August 5, 2026 at 5:00 p.m. Eastern Time to discuss the Company’s second quarter 2026 results.

Please visit this link at least 5 minutes prior to the scheduled start time in order to register and receive dial-in and webcast details.

A replay of the teleconference will be available until September 2, 2026, and may be accessed by dialing (877) 481-4010. International callers may dial (919) 882-2331. Callers should use conference ID: 54215.

About Hudson Technologies

Hudson Technologies, Inc. is a leading provider of innovative and sustainable refrigerant products and services to the Heating Ventilation Air Conditioning and Refrigeration industry. For nearly three decades, we have demonstrated our commitment to our customers and the environment by becoming one of the first in the United States and largest refrigerant reclaimers through multimillion dollar investments in the plants and advanced separation technology required to recover a wide variety of refrigerants and restoring them to Air-Conditioning, Heating, and Refrigeration Institute standard for reuse as certified EMERALD Refrigerants™. The Company's products and services are primarily used in aftermarket service of commercial air conditioning, industrial processing and refrigeration systems. These include refrigerant and industrial gas sales, refrigerant management services consisting primarily of recovery and reclamation of refrigerants and RefrigerantSide® Services performed at a customer's site, consisting of system decontamination to remove moisture, oils and other contaminants. The Company’s Chiller Chemistry® and Chill Smart® services are predictive and diagnostic service offerings. As a component of the Company’s products and services, the Company also generates carbon offset projects.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

Statements contained herein which are not historical facts constitute forward-looking statements. Such forward-looking statements involve a number of known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements.  Such factors include, but are not limited to, changes in the laws and regulations affecting the industry, changes in the demand and price for refrigerants (including unfavorable market conditions adversely affecting the demand for, and the price of, refrigerants), the Company's ability to source refrigerants, regulatory and economic factors, seasonality, competition, litigation, the nature of supplier or customer arrangements that become available to the Company in the future, adverse weather conditions, possible technological obsolescence of existing products and services, possible reduction in the carrying value of long-lived assets, estimates of the useful life of its assets, potential environmental liability, customer concentration, the ability to obtain financing, the ability to meet financial covenants under its existing credit facility, any delays or interruptions in bringing products and services to market, the timely availability of any requisite permits and authorizations from governmental entities and third parties as well as factors relating to doing business outside the United States, including changes in the laws, regulations, policies, and political, financial and economic conditions, including inflation, interest and currency exchange rates, of countries in which the Company may seek to conduct business, the Company’s ability to successfully integrate any assets it acquires from third parties into its operations, and other risks detailed in the Company's 10-K for the year ended December 31, 2025 and other subsequent filings with the Securities and Exchange Commission. The words "believe", "expect", "anticipate", "may", "plan", "should" and similar expressions identify forward-looking statements.  Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date the statement was made.

Investor Relations Contact: John Nesbett/Jennifer Belodeau IMS Investor Relations (203) 972-9200 jnesbett@imsinvestorrelations.com	Company Contact: Brian J. Bertaux, CFO and Secretary Hudson Technologies, Inc. (845) 735-6000 bbertaux@hudsontech.com

Hudson Technologies, Inc. and Subsidiaries

Consolidated Balance Sheets

(Amounts in thousands, except for share and par value amounts)

	June 30,	December 31,
	2026	2025
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$25,600	$39,456
Trade accounts receivable – net of allowance for credit losses of $1,214 and $941, respectively	43,253	17,098
Inventories	128,112	135,923
Income tax receivable	6,974	5,916
Prepaid expenses and other current assets	14,214	12,445
Total current assets	218,153	210,838

Property, plant and equipment, less accumulated depreciation	22,159	23,623
Goodwill	65,282	65,282
Intangible assets, less accumulated amortization	9,584	11,294
Right of use assets	4,760	5,290
Other assets	2,125	2,321
Total Assets	$322,063	$318,648

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$22,403	$21,112
Accrued expenses and other current liabilities	41,143	38,772
Accrued payroll	2,962	4,712
Other short-term liabilities	1,000	—
Total current liabilities	67,508	64,596
Deferred tax liability	7,018	4,034
Long-term lease liabilities	2,707	3,233
Long-term severance payable	766	1,595
Other long-term liabilities	800	1,800
Total Liabilities	78,799	75,258

Commitments and contingencies

Stockholders’ equity:
Preferred stock, shares authorized 5,000,000: Series A Convertible preferred stock, $0.01 par value ($100 liquidation preference value); shares authorized 150,000; none issued or outstanding	—	—
Common stock, $0.01 par value; shares authorized 100,000,000; issued and outstanding: 42,088,547 and 41,647,221, respectively	421	416
Additional paid-in capital	86,284	91,692
Retained earnings	156,559	151,282
Total Stockholders’ Equity	243,264	243,390

Total Liabilities and Stockholders’ Equity	$322,063	$318,648

Hudson Technologies, Inc. and Subsidiaries

Consolidated Statements of Income

(unaudited)

(Amounts in thousands, except for share and per share amounts)

	Three months		Six months
	ended June 30,		ended June 30,
	2026	2025	2026	2025
Revenues	$78,345	$72,849	$138,496	$128,192
Cost of sales	57,655	50,038	105,958	93,313
Gross profit	20,690	22,811	32,538	34,879

Operating expenses:
Selling, general and administrative	12,436	9,265	21,965	17,435
Amortization	856	822	1,711	1,645
Total operating expenses	13,292	10,087	23,676	19,080

Operating income	7,398	12,724	8,862	15,799

Interest income	(47)	(651)	(180)	(1,227)

Income before income taxes	7,445	13,375	9,042	17,026

Income tax expense	2,498	3,207	3,765	4,100

Net income	$4,947	$10,168	$5,277	$12,926

Net income per common share – Basic	$0.12	$0.23	$0.13	$0.29
Net income per common share – Diluted	$0.12	$0.23	$0.12	$0.28
Weighted average number of shares outstanding – Basic	42,070,723	43,631,187	42,195,502	43,843,302
Weighted average number of shares outstanding – Diluted	42,175,117	45,157,911	42,371,567	45,390,662

Hudson Technologies, Inc. and Subsidiaries

Consolidated Statements of Cash Flows

(unaudited)

(Amounts in thousands)

	Six months
	ended June 30,
	2026	2025
Cash flows from operating activities:
Net income	$5,277	$12,926
Adjustments to reconcile net income to cash provided by (used in) operating activities:
Depreciation	1,766	1,502
Amortization of intangible assets	1,711	1,645
Lower of cost or net realizable value inventory adjustment	(5,003)	512
Allowance for credit losses	437	(120)
Share based compensation	847	538
Amortization of deferred finance costs	113	113
Deferred tax expense	2,984	255
Changes in assets and liabilities:
Trade accounts receivable	(26,591)	(22,134)
Inventories	13,939	18,052
Prepaid and other assets	(1,686)	(2,553)
Lease obligations	—	(1)
Income taxes receivable	(1,058)	3,190
Accounts payable and accrued expenses	1,308	6,644
Cash provided by (used in) operating activities	(5,956)	20,569

Cash flows from investing activities:
Additions to property, plant, and equipment	(1,650)	(1,875)
Cash used in investing activities	(1,650)	(1,875)

Cash flows from financing activities:
Excess tax benefits from exercise of stock options	(3,759)	—
Repurchase of common shares	(2,491)	(4,535)
Cash used in financing activities	(6,250)	(4,535)

Increase (decrease) in cash and cash equivalents	(13,856)	14,159
Cash and cash equivalents at beginning of period	39,456	70,134
Cash and cash equivalents at end of period	$25,600	$84,293

Supplemental disclosure of cash flow information:
Cash paid for interest	$162	$256
Cash paid for income taxes – net	$2,189	$655

Property and equipment included in accrued expenses and other current liabilities	$44	$905